Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

4.500% Notes due 2020	$1,250,000,000.00	$89,125
5.700% Notes due 2040	$1,000,000,000.00	$71,300

(1)	The filing fees of $89,125 and $71,300 are calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)
File No. 333-144830

Prospectus Supplement

February 23, 2010

(To Prospectus dated July 24, 2007)

$1,250,000,000 4.500% Notes due 2020

$1,000,000,000 5.700% Notes due 2040

United Technologies Corporation is offering two series of fixed rate notes that will pay interest semiannually in arrears on April 15 and October 15 of each year, beginning on October 15, 2010. The 4.500% notes due 2020 will bear interest at a rate equal to 4.500% per year (the “notes due 2020”), and will mature on April 15, 2020. The 5.700% notes due 2040 will bear interest at a rate equal to 5.700% per year (the “notes due 2040” and, together with the notes due 2020, the “notes”), and will mature on April 15, 2040. We may redeem some or all of either series of notes at any time at the redemption price discussed under the caption “Description of the Notes—Optional Redemption.”

The notes will be unsecured senior obligations of our company and will rank equally with each other and all of our other unsecured senior indebtedness from time to time outstanding.

Investing in the notes involves risks. You should refer to Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

	Per Note due 2020	Total	Per Note due 2040	Total
Public Offering Price(1)	99.501%	$1,243,762,500	99.772%	$997,720,000
Underwriting Discount	0.450%	$5,625,000	0.875%	$8,750,000
Proceeds to United Technologies (before expenses)(1)	99.051%	$1,238,137,500	98.897%	$988,970,000

(1)	Plus accrued interest from February 26, 2010, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes to investors in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream and Euroclear, on or about February 26, 2010.

Joint Book-Running Managers (notes due 2020)

BofA Merrill Lynch	BNP PARIBAS	Citi	Deutsche Bank Securities	RBS

Joint Book-Running Managers (notes due 2040)

BofA Merrill Lynch	Citi	Goldman, Sachs & Co.	HSBC	J.P. Morgan

Joint Lead Co-Managers (notes due 2020)

HSBC

J.P. Morgan

Goldman, Sachs & Co.

Joint Lead Co-Managers (notes due 2040)

Banca IMI

BNP PARIBAS

BNY Mellon Capital Markets, LLC

Commerzbank Corporates & Markets

Daiwa Securities America Inc.

Deutsche Bank Securities

Mitsubishi UFJ Securities

Santander

SOCIETE GENERALE

The Williams Capital Group, L.P.

Senior Co-Managers (notes due 2040)

BMO Capital Markets

Itaú

RBS

Standard Chartered Bank

UNITED TECHNOLOGIES CORPORATION

United Technologies Corporation provides high technology products and services to the building systems and aerospace industries worldwide. United Technologies Corporation conducts its business through six principal segments: Otis, Carrier, UTC Fire & Security, Pratt & Whitney, Hamilton Sundstrand and Sikorsky. Each segment groups similar operating companies and the management organization of each segment has general operating autonomy over a range of products and services. The principal products and services of each segment are as follows:

•	Otis elevators, escalators, moving walkways and service.

•

Carrier heating, ventilating, air conditioning (HVAC) and refrigeration systems, controls, services and energy efficient products for residential, commercial, industrial and transportation applications.

•	UTC Fire & Security fire and special hazard detection and suppression systems and firefighting equipment, security, monitoring and rapid response systems and service and security personnel services.

•	Pratt & Whitney commercial, military, business jet and general aviation aircraft engines, parts and services, industrial gas turbines, geothermal power systems and space propulsion.

•

Hamilton Sundstrand aerospace products and aftermarket services, including power generation, management and distribution systems, flight systems, engine control systems, environmental control systems, fire protection and detection systems, auxiliary power units, propeller systems and industrial products, including air compressors, metering pumps and fluid handling equipment.

•	Sikorsky military and commercial helicopters, aftermarket helicopter and aircraft parts and services.

United Technologies Corporation was incorporated in Delaware in 1934. Unless the context otherwise requires, “UTC,” “we,” “us” or “our” means United Technologies Corporation. Our principal executive offices are located at United Technologies Building, One Financial Plaza, Hartford, Connecticut 06103, telephone: (860) 728-7000.

RATIO OF EARNINGS TO FIXED CHARGES

Year Ended December 31,
2009	2008	2007	2006	2005
7.57	8.91	8.70	8.60	8.62

For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. Earnings represent the sum of income before income taxes and minority interests for UTC and its subsidiaries plus fixed charges, minus interest capitalized, plus amortization of interest capitalized. Fixed charges represent interest accrued on indebtedness of UTC and its consolidated subsidiaries and interest related to unrecognized tax benefits, including interest capitalized, plus one-third of rents, the proportion deemed representative of the interest factor.

USE OF PROCEEDS

We anticipate that we will receive approximately $2,227,107,500 in net proceeds from the offering of the notes, after deducting underwriting discounts and commissions but before deducting other offering expenses. These net proceeds will be used primarily to partially fund the acquisition from General Electric Company (“GE”) of the GE Security business for a purchase price of approximately $1.8 billion pursuant to an agreement we entered into in November 2009 with GE. The balance of the purchase price will be paid with cash on hand or commercial paper borrowings. Subject to the satisfaction of customary closing conditions, the closing is anticipated to take place late in the first quarter or early in the second quarter of 2010. GE Security, part of GE Technology Infrastructure, supplies security and fire safety technologies for commercial and residential applications through a broad product portfolio that includes fire detection and life safety systems, intrusion alarms, video surveillance and access control systems. These net proceeds will also be used to repay approximately $600 million of commercial paper borrowings with an expected average annualized interest rate of 0.15% and expected to mature on February 26, 2010. We generally use commercial paper borrowings, and used the proceeds from these borrowings, primarily for general corporate purposes, including financing acquisitions and repurchases of our stock. The remainder of the net proceeds from the offering of the notes, if any, will be used for general corporate purposes. Pending use, we may invest the net proceeds in short-term interest-bearing obligations.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes offered by this prospectus supplement adds information to (and to the extent inconsistent therewith supersedes) the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities” in the accompanying prospectus. In this description, references to “holders” mean registered holders and not street name or other indirect holders of the notes.

We will issue the 4.500% notes due 2020 in an initial aggregate principal amount of $1,250,000,000 and the 5.700% notes due 2040 in an initial aggregate principal amount of $1,000,000,000, subject, in each case, to reopening. The notes due 2020 will mature on April 15, 2020, and the notes due 2040 will mature on April 15, 2040. We will issue the notes only in book-entry form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes of each series will bear interest at the applicable rate shown on the cover of this prospectus supplement and will accrue interest from February 26, 2010, or from the most recent date to which interest has been paid or duly provided for. Interest will be payable on the notes semiannually in arrears on April 15 and October 15 of each year, commencing on October 15, 2010, to the person in whose name a note is registered at the close of business on the date that is fifteen calendar days prior to the date on which interest is scheduled to be paid. If the date on which a payment of interest or principal on the notes is scheduled to be paid is not a business day, then that interest or principal will be paid on the next succeeding business day. Interest with respect to the notes will accrue on the basis of a 360-day year consisting of twelve 30-day months.

We will not pay any additional amounts to holders of the notes that are not U.S. persons in respect of any tax, assessment or governmental charge. We may redeem some or all of either series of the notes at any time at the redemption price discussed below.

In some circumstances, we may elect to discharge our obligations on either series of the notes through defeasance or covenant defeasance. See “Description of Debt Securities—Defeasance and Covenant Defeasance” in the accompanying prospectus for more information about how we may do this.

We may, without the consent of the holders of either series of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as either series of notes offered by this prospectus supplement. Any additional notes will, together with the applicable series of notes offered by this prospectus supplement, constitute a single series of notes under the indenture.

Notices or demands to or upon UTC in respect of the notes may be addressed to our principal executive offices. See “United Technologies Corporation” in this prospectus supplement for the address of our principal executive offices.

Optional Redemption

The notes of each series will be redeemable, in whole or in part, at our option at any time, at a redemption price in U.S. dollars equal to the greater of:

(1)	100% of the principal amount of the applicable series of notes to be redeemed; or

(2)	the sum of the present values of the remaining scheduled payments of principal and interest on the applicable series of notes to be redeemed as described below,

discounted to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the adjusted treasury rate described below plus 15 basis points for the notes due 2020 or plus 20 basis points for the notes due 2040, as applicable.

The redemption price will also include interest accrued to the date of redemption on the principal balance of the notes being redeemed.

We will use the following procedures to calculate the adjusted treasury rate. We will appoint Banc of America Securities LLC and Citigroup Global Markets Inc., or their respective successors, and any two other nationally recognized investment banking firms that are primary U.S. government securities dealers in New York City as reference dealers. We will select one of these reference dealers to act as our quotation agent. If any of these firms ceases to be a primary dealer of U.S. government securities in New York City, we will appoint another nationally recognized investment banking firm that is a primary dealer as a substitute.

The quotation agent will select a United States Treasury security that has a maturity comparable to the remaining maturity of the applicable series of the notes and that would be used in accordance with customary financial practice to price new issues of corporate debt securities with a maturity comparable to the remaining maturity of the applicable series of the notes. The reference dealers will provide us and the trustee with the bid and asked prices for that comparable United States Treasury security as of 3:30 p.m., New York time, in writing on the third business day before the redemption date. The trustee will calculate the average of the bid and asked prices provided by each reference dealer (each such average, a “reference dealer quotation”), eliminate the highest and the lowest reference dealer quotations (or only one of the highest or lowest if there are more than one) and then calculate the average of the remaining reference dealer quotations. However, if the trustee obtains fewer than four reference dealer quotations, it will calculate the average of all the reference dealer quotations obtained and not eliminate any quotations. We refer to this average quotation as the comparable treasury price.

The adjusted treasury rate will be the semi-annual equivalent yield to maturity of the comparable Treasury security having a price, expressed as a percentage of its principal amount, equal to the comparable treasury price.

General

We will mail notice of any redemption to the registered holder of the notes not less than 30 days and not more than 60 days before the redemption date. Unless we default in payment of the redemption price on the redemption date, interest will cease to accrue on the series of notes or portions of series of notes called for redemption on and after the redemption date. On or before the redemption date, we will deposit with a paying agent or the trustee money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If we redeem less than all of any series of notes, the trustee will choose the notes to be redeemed by any method that it deems fair and appropriate.

Book-Entry System

We will issue the notes in the form of one or more fully registered global securities, as described in “Legal Ownership” in the accompanying prospectus. We will deposit these global securities with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, known as DTC, and register these securities in the name of DTC’s nominee, Cede & Co.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. Because DTC or its nominee will be the only registered owner of the global securities, Clearstream, Luxembourg and Euroclear Bank S.A./N.V. can hold positions in the global securities through their respective U.S. depositaries, which in turn will hold positions on the books of DTC. Accordingly, purchasers of notes can hold interests in the global securities through Clearstream, Luxembourg or through Euroclear, as operator of the Euroclear System, but only if they are participants in these systems or indirectly through organizations that are participants in these systems. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and bylaws and requirements of law. The rules applicable to DTC and its participants are on file with the SEC.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement and the pricing agreement for the notes, each dated the date of this prospectus supplement, each underwriter named below, through its representatives, Banc of America Securities LLC and Citigroup Global Markets Inc., has severally agreed to purchase from us the principal amount of notes listed opposite its name below:

Underwriters	Principal Amount of Notes due 2020	Principal Amount of Notes due 2040
Banc of America Securities LLC	$166,075,000	$62,500,000
BNP Paribas Securities Corp.	166,075,000	55,000,000
Citigroup Global Markets Inc.	166,075,000	62,500,000
Deutsche Bank Securities Inc.	166,075,000	55,000,000
Goldman, Sachs & Co.	87,500,000	62,500,000
HSBC Securities (USA) Inc.	166,075,000	62,500,000
J.P. Morgan Securities Inc.	166,075,000	62,500,000
RBS Securities Inc.	166,050,000	22,500,000
Banca IMI S.p.A.	—	55,000,000
BNY Mellon Capital Markets, LLC	—	55,000,000
Commerzbank Capital Markets Corp.	—	60,000,000
Daiwa Securities America Inc.	—	60,000,000
Mitsubishi UFJ Securities (USA), Inc.	—	60,000,000
Santander Investment Securities Inc.	—	60,000,000
SG Americas Securities, LLC	—	60,000,000
The Williams Capital Group, L.P.	—	55,000,000
BMO Capital Markets Corp.	—	30,000,000
Itaú USA Securities Inc.	—	30,000,000
Standard Chartered Bank	—	30,000,000

Total	$1,250,000,000	$1,000,000,000

The underwriting agreement and the pricing agreement provide that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the notes to the public at the public offering prices set forth on the cover of this prospectus supplement and to dealers at prices that represent a concession not in excess of 0.275% and 0.500% of the principal amount of the notes due 2020 and the notes due 2040, respectively. These dealers may re-allow a concession of not more than 0.125% and 0.250% of the principal amount of the notes due 2020 and the notes due 2040, respectively, to other dealers. After the initial public offering, the representatives of the underwriters may change the offering prices and other selling terms.

The following table shows the underwriting discounts and commissions we will pay to the underwriters in connection with this offering per note and in the aggregate for each series.

Paid by UTC
Per Note due 2020	0.450%
Total for Notes due 2020	$5,625,000
Per Note due 2040	0.875%
Total for Notes due 2040	$8,750,000

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $550,000.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The notes of each series are a new issue of securities with no established trading market. The notes of each series will not be listed on any securities exchange or on any automated dealer quotation system. One or more underwriters may make a market in each series of notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities with respect to either series of notes at any time without notice. No assurance can be given as to the liquidity of the trading market for either series of notes or that an active public market for either series of notes will develop. If an active public trading market for either series of notes does not develop, the market price and liquidity of those notes may be adversely affected.

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters may close out any short position by purchasing notes in the open market. A short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the notes in the open market prior to the completion of the offering. Stabilizing transactions consist of various bids for or purchases of the notes made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market prices of the notes. In addition, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. BNY Mellon Capital Markets, LLC is an affiliate of the trustee, The Bank of New York Mellon Trust Company, N.A. Bank of America, N.A., is the Administrative Agent and Banc of America Securities LLC is a Joint Lead Arranger under a $1.5 billion revolving credit agreement we entered into in October 2006. Citibank, N.A. is the Syndication Agent and Citigroup Global Markets Inc. is a Joint Lead Arranger under the October 2006 revolving credit agreement. Deutsche Bank AG, HSBC Bank plc, J.P. Morgan plc and BNP Paribas are Joint Lead Arrangers and Joint Bookrunners under a $1.0 billion multicurrency revolving credit agreement we entered into in November 2006. HSBC Bank plc is also the Administrative Agent under this agreement and HSBC Bank USA, National Association is the Dollar Swingline Agent. Affiliates of certain of the underwriters are or have been lenders under our credit facilities in the ordinary course of their business. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer.

Daiwa Securities America Inc. (“DSA”) has entered into an agreement with SMBC Securities, Inc. (“SMBCSI”) pursuant to which SMBCSI provides certain advisory and/or other services to DSA, including services with respect to this offering. In return for the provision of such services by SMBCSI to DSA, DSA will pay to SMBCSI a mutually agreed-upon fee.

Standard Chartered Bank is not a U.S. registered broker-dealer and, therefore, does not intend to effect any sales of the notes in the United States.

Note to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer of the notes which are the subject of the offering contemplated by this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State, or where appropriate, approved in another Relevant Member State and published and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive as implemented in the Relevant Member State, except that, with effect from and including the Relevant Implementation Date, an offer of notes to the public in that Relevant Member State may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located within a Relevant Member State who receives any communication in respect of, or who acquires any notes under, the offers contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive. The expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State. References to”€” are to euros.

The sellers of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

This prospectus supplement is only being distributed to, and is only directed at, (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and investment activity will only be engaged in with, relevant persons. Any person that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been or will be submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés

Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and for the underwriters by Sullivan & Cromwell LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in “Management’s Report on Internal Control over Financial Reporting” in the Form 10-K described below) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of United Technologies Corporation for the year ended December 31, 2009 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus do not contain all of the information included in the related registration statement on Form S-3. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. In addition, statements contained in this prospectus supplement and the accompanying prospectus about the provisions or contents of any agreement or other document are not necessarily complete. For further information, we refer you to the registration statement on Form S-3, including its exhibits.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. See “Where You Can Find More Information” in the accompanying prospectus for information on the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus.

We incorporate by reference the following documents:

•	Annual report on Form 10-K for the year ended December 31, 2009.

•	Definitive Proxy Statement filed on February 20, 2009 pursuant to Section 14 of the Securities Exchange Act of 1934, as amended.

We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement and the accompanying prospectus (other than in each case unless otherwise indicated, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and later information filed with the SEC will update and supersede information in prior filings.

Debt Securities, Debt Warrants,

Currency Warrants, Stock-Index Warrants

and Common Stock

United Technologies Corporation intends to offer from time to time debt securities (which may be convertible into shares of common stock), debt warrants, currency warrants, stock-index warrants (collectively, together with the debt warrants and currency warrants, the “warrants”) and common stock. The debt securities, warrants and common stock may be offered together or separately and in one or more series, in amounts, at prices and on other terms to be determined at the time of the offering and described for you in an accompanying prospectus supplement.

United Technologies Corporation may sell the debt securities, warrants and common stock directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of debt securities, warrants or common stock to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “UTX.”

Investing in the offered securities involves risks. See “Risk Factors” on page 2 of this prospectus

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

Prospectus dated July 24, 2007

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing an automatic shelf registration process. We may use this prospectus to offer, in one or more offerings:

•	debt securities;

•	debt warrants;

•	currency warrants;

•	stock-index warrants;

•	common stock; and

•	any combination of the above.

This prospectus provides you with a general description of the debt securities, warrants and common stock that we may offer. Each time we offer any of these securities, we will describe the specific types, amounts, prices and detailed terms of any of the offered securities in an accompanying prospectus supplement. The specific terms of the offered securities as set forth in any prospectus supplement may vary from the general terms of the securities described in this prospectus. As a result, the summary description of the debt securities, warrants and common stock contained in this prospectus are subject to, and qualified by reference to, the specific terms of the offered securities contained in any accompanying prospectus supplement. Any accompanying prospectus supplement may also add, update or change other information, including information about us, contained in this prospectus. Therefore, for a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

•	this prospectus;

•	the accompanying prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes information in this prospectus; and

•	the documents referred to in “Where You Can Find More Information” on page 32 for information on us, including our financial statements.

UNITED TECHNOLOGIES CORPORATION

United Technologies Corporation provides high technology products and services to the building systems and aerospace industries worldwide. United Technologies Corporation conducts its business through six principal segments: Otis, Carrier, UTC Fire & Security, Pratt & Whitney, Hamilton Sundstrand and Sikorsky. The segments are based on the management structure of the businesses and the grouping of similar operating companies, where each management organization has general operating autonomy over a range of products and services. The principal products and services of each segment are as follows:

•	Otis elevators, escalators, moving walkways and service.

•

Carrier residential, commercial and industrial heating, ventilating and air conditioning (HVAC) and refrigeration systems and equipment, food service equipment, building automation and controls, HVAC and refrigeration components and installation, retrofit and after market services.

•

UTC Fire & Security fire and special hazard detection and suppression systems and fire fighting equipment, electronic security, monitoring and rapid response systems and service and security personnel services.

•	Pratt & Whitney commercial, general aviation and military aircraft engines, parts and services, industrial gas turbines and space propulsion.

•

Hamilton Sundstrand aerospace products and aftermarket services, including power generation, management and distribution systems, flight systems, engine control systems, environmental control systems, fire protection and detection systems, auxiliary power units and propeller systems, and industrial products, including air compressors, metering pumps and fluid handling equipment.

•	Sikorsky military and commercial helicopters, aftermarket helicopter and aircraft parts and services.

United Technologies Corporation was incorporated in Delaware in 1934. Unless the context otherwise requires, “UTC,” “we,” “us” or “our” means United Technologies Corporation. UTC’s principal executive offices are located at United Technologies Building, One Financial Plaza, Hartford, Connecticut 06103, telephone (860) 728-7000.

RISK FACTORS

Investing in the offered securities involves risks. Before deciding to invest in our securities, you should consider carefully the discussion of risks and uncertainties under the heading “Risk Factors” contained in any applicable prospectus supplement and any related free writing prospectus, and under similar headings in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2007 and June 30, 2007 which are incorporated by reference into this prospectus, and in the other documents that are incorporated by reference into this prospectus. See the section entitled “Where You Can Find More Information” in this prospectus. The risks and uncertainties we discuss in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations.

NOTE REGARDING FORWARD-LOOKING

STATEMENTS

This prospectus, information incorporated by reference into this prospectus, and any applicable prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We have identified the forward-looking statements we make by using such terms as “may,” “might,” “can,” “will,” “should,” “could,” “would,” “expect,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “project,” “intend,” “predict,” “potential,” “if” and similar expressions which imply that the statements relate to future events or expectations. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Risks, uncertainties and other factors that might cause such differences include the risks identified under the heading “Risk Factors” contained in any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you, and under similar headings in our most recent Annual Report on Form 10-K and in other reports we file with the SEC or in other documents that we publicly disseminate from time to time. Many factors are beyond our ability to control or predict. Accordingly, you should not place undue reliance on such forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. We have no obligation or intent to update publicly any forward-looking statements whether in response to new information, future events or otherwise, except as required by applicable law.

USE OF PROCEEDS

Except as otherwise provided in an accompanying prospectus supplement, the net proceeds from the sale of the debt securities, warrants and common stock described in this prospectus will be added to our general funds and will be used for our general corporate purposes and those of our consolidated subsidiaries, which may include financing possible acquisitions and repurchases of our stock.

From time to time, we may engage in additional public or private financings of a character and amount which we may deem appropriate.

RATIO OF EARNINGS TO FIXED CHARGES

Six Months Ended June 30, 2007	Years Ended December 31,
	2006	2005	2004	2003	2002
9.14	8.60	8.62	9.17	7.92	7.58

For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. Earnings represent the sum of income from continuing operations before income taxes and minority interests for UTC and its subsidiaries plus fixed charges, minus interest capitalized, plus amortization of interest capitalized. Fixed charges represent interest accrued on indebtedness of UTC and its consolidated subsidiaries, including interest capitalized, plus one-third of rents, the proportion deemed representative of the interest factor.

LEGAL OWNERSHIP

In this prospectus and in any related prospectus supplement, when we refer to the “holders” of securities as being entitled to specified rights or payments, we mean only the actual legal holders of the securities. While you will be the holder if you hold a security registered in your name, more often than not the holder actually will be a broker, bank or other financial institution or, in the case of a global security, the depositary. Our obligations, as well as the obligations of the trustee, any warrant agent, any transfer agent, any registrar and any third parties employed by us, the trustee, any warrant agent, any transfer agent and any registrar, run only to persons who are registered as holders of UTC securities, except as may be specifically provided for in a warrant agreement, warrant certificate or other contract governing the securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Street Name and Other Indirect Holders

Holding securities in accounts at banks, brokers or other financial institutions is called holding in “street name.” If you hold UTC securities in street name, we will recognize only the bank or broker, or the financial institution the bank or broker uses to hold the securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the securities, either because they agree to do so in their customer agreements or because they legally are required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any related prospectus supplement actually will apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the related prospectus supplement.

If you hold UTC securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out:

•	How it handles payments and notices with respect to the securities;

•	Whether it imposes fees or charges;

•	How it handles voting, if applicable;

•	How and when you should notify it to exercise on your behalf any rights or options that may exist under the securities;

•	Whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	How it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security. If we choose to issue UTC securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur (except in the case of common stock issued in global form, as described below). The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a security issued in global form must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement or pricing supplement related to the particular offered securities will indicate whether those securities will be issued only as global securities.

As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of the securities and instead will deal only with the depositary that holds the global security.

You should be aware that if UTC securities are issued only in the form of global securities:

•	you cannot have the securities registered in your own name;

•	you cannot receive physical certificates for your interest in the securities;

•	you will be a street name holder and must look to your own bank, broker or other financial institution for payments on the securities and protection of your legal rights relating to the securities;

•	you may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•

the depositary’s policies will govern payments, dividends, transfers, exchange and other matters relating to your interest in the global security. We, the trustee, any warrant agent, any transfer agent and any registrar have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We, the trustee, any warrant agent, any transfer agent and any registrar also do not supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

We may issue UTC common stock in the form of a global security, but you will nevertheless have the right to receive shares of common stock in certificated form registered in your name. You should consult your bank, broker or other financial institution to find out how to receive certificates in your name which represent your interests in common stock so that you will be a direct holder.

In a few special situations described later, a global security representing UTC securities will terminate and interests in it will be exchanged for physical certificates representing the securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to you. You must consult your bank, broker or other financial institution to find out how to have your interests in the securities transferred to your name, so that you will be a direct holder.

Unless we specify otherwise in any related prospectus supplement or pricing supplement, the special situations for termination of a global security representing UTC securities are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary and we do not or cannot appoint a successor depositary within 90 days;

•	When we notify the trustee that we wish to terminate the global security; or

•	When an event of default on debt securities has occurred and has not been cured. (Defaults are discussed later under “Description of Debt Securities—Events of Default.”)

The related prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary (and not us, the trustee, any warrant agent, any transfer agent or any registrar) is responsible for deciding the names of the institutions that will be the initial direct holders.

DESCRIPTION OF DEBT SECURITIES

Each series of debt securities will constitute unsecured and unsubordinated obligations of UTC and will rank equally with all other unsecured and unsubordinated indebtedness of UTC, including each other series of debt securities.

The Indenture

As required by federal law for all notes and debentures of companies that are publicly offered, the debt securities offered pursuant to this prospectus are governed by a document called the “indenture.” The indenture is a contract dated as of May 1, 2001, as amended and restated, as supplemented from time to time, between UTC and The Bank of New York Trust Company, N.A., successor to The Bank of New York, which acts as trustee. The indenture is an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain a copy of the indenture.

The following description of the indenture and summaries of some provisions of the indenture do not describe every aspect of the debt securities and are subject, and are qualified in their entirety by reference, to all the provisions of the indenture including definitions of terms used in the indenture. For example, in this section we use some terms that have been given special meaning in the indenture. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in any related prospectus supplement, those sections or defined terms are incorporated by reference in this prospectus or in the related prospectus supplement.

Terms of the Debt Securities To Be

Described in the Prospectus Supplement

The particular terms of each issue of debt securities, as well as any modifications or additions to the general terms of the indenture which may be applicable in the case of that issue of debt securities, will be described in the related prospectus supplement. This description will include, where applicable:

•	the title of that issue of debt securities;

•

any limit upon the aggregate principal amount of that issue of debt securities and whether we may, without the consent of the holders of that issue of debt securities, issue additional debt securities of the same series;

•	the percentage of the principal amount for which that issue of debt securities will be issued;

•	the date or dates on which the principal of that issue of debt securities will be payable, or the method by which this date or these dates will be determined or extended;

•	the rate or rates (which may be fixed or variable), at which that issue of debt securities will bear interest, if any, or the method by which this rate or these rates will be determined;

•	the date or dates from which any interest will accrue, or the method by which this date or these dates will be determined, the dates on which payment of any interest will be payable on any registered security and the regular record dates for these interest payment dates and the basis on which any interest will be calculated if other than on the basis of a 360-day year of twelve 30-day months;

•	the place or places where the principal, premium, if any, and interest, if any, on that issue of debt securities will be payable;

•

the place or places where that issue of debt securities may be surrendered for exchange, and notices or demands to or upon UTC in respect of debt securities may be served and any registered securities may be surrendered for registration of transfer;

•

the period or periods within which, the price or prices at which, the currency, currencies, currency unit or units or composite currencies in which, and the other terms and conditions upon which, that issue of debt securities may be redeemed in whole or in part, at the option of UTC;

•

the obligation, if any, of UTC to redeem, repay or purchase that issue of debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of debt securities and the period or periods within which, the price or prices at which, the currency, currencies, currency unit or units or composite currencies in which, and the other terms and conditions upon which, that issue of debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

•

the currency, currencies or currency unit or composite currency in which that issue of debt securities will be denominated and/or in which the principal, premium, if any, or interest on that issue of debt securities will be payable;

•	whether the debt securities will be convertible into UTC common stock, and, if so, the terms and conditions of conversion;

•

whether the amount of payments of principal, premium, if any, or interest on that issue of debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, without limitation, be based on one or more currencies, currency units, composite currencies, commodities, equity indices or other indices) and the manner in which these amounts will be determined;

•

whether UTC or a holder may elect payment of the principal, premium, if any, or interest on that issue of debt securities in a currency, currencies, currency unit or units or composite currency other than that in which the debt securities are stated to be payable, and the period or periods within which, and the terms and conditions upon which, this election may be made, and the time and manner of determining the exchange rate between the coin or currency, currencies, currency unit or units or composite currency in which the debt securities are denominated or stated to be payable and the coin or currency, currencies, currency unit or units or composite currency in which the debt securities are to be so payable;

•

any deletions from, modifications of or additions to the events of default or covenants of UTC with respect to that issue of debt securities, whether or not these events of default or covenants are consistent with the events of default or covenants contained in the indenture as originally executed;

•	whether the provisions of Article Fourteen of the indenture described under “—Defeasance and Covenant Defeasance” apply to that issue of debt securities and any change to those provisions that apply to that issue of debt securities;

•	provisions, if any, granting special rights to the holders of that issue of debt securities if any specified events occur;

•	the designation of any security registrars, paying agents, depositaries or exchange rate agents for that issue of debt securities;

•

whether that issue of debt securities is to be issuable as registered securities, bearer securities or both, whether any debt securities of that issue are to be issuable initially in temporary global form and whether any debt securities of that issue are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any permanent global debt security may exchange these interests for debt securities of like tenor of any authorized form and denomination and the circumstances under which any exchanges of this kind may occur, and whether registered securities may be exchanged for bearer securities (if permitted by applicable laws and regulations) and the circumstances under which and the place or places where exchanges of this kind, if permitted, may be made;

•

the person to whom any interest on any registered security will be payable, if other than the person in whose name that debt security (or one or more predecessor securities) is registered at the close of business on the regular record date for the interest, the manner in which, or the person to whom, any interest on any bearer security will be payable, if otherwise than in exchange for the coupons appertaining to the bearer security as they individually mature, and the extent to which, or the manner in which, any interest payable on a temporary global debt security on an interest payment date will be paid;

•	if the debt securities of that issue are to be issued upon the exercise of warrants, the time, manner and place for the debt securities to be authenticated and delivered;

•

whether and under what circumstances UTC will pay additional amounts as contemplated by Section 1010 of the indenture on that issue of debt securities to any holder who is not a United States person in respect of any tax, assessment or governmental charge, including any modification to the definition of “United States person” as contained in the indenture as originally executed, and, if so, whether and on what terms UTC will have the option to redeem the debt securities rather than pay additional amounts;

•	the manner in which principal, premium, if any, and interest, if any, will be payable;

•	if applicable, a discussion of United States federal income tax, accounting or other special considerations;

•	the manner in which debt securities of that issue will be transferable; and

•	any other terms, conditions, rights and preferences, or limitations on rights and preferences, of that issue of debt securities consistent with the provisions of the indenture.

If any series of debt securities are sold for, are payable in or are denominated in one or more foreign currencies, currency units or composite currencies, applicable restrictions, elections, tax consequences, specific terms and other information with respect to that series of debt securities and such currencies, currency units or composite currencies will be set forth in the related prospectus supplement.

The terms, if any, on which debt securities of any series may be convertible into shares of UTC common stock, including conditions upon which conversion or options to convert are contingent, will be described in the related prospectus supplement. Those terms will include provisions as to whether conversion is mandatory, at the option of the holder or at the option of UTC. The terms may also include provisions under which the number of shares of UTC common stock to be received by holders upon conversion may be adjusted.

We may issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under the indenture. Thus, any other debt securities that we issue may be issued under other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more issues of the debt securities described in this prospectus.

Indenture Provisions Relating to the Possible Issuance of One or More Series of Debt Securities

The debt securities described in this prospectus and additional unsubordinated, unsecured debt securities of UTC unlimited as to aggregate principal amount may be issued in one or more series under the indenture (Section 301). The debt securities described in this prospectus and any additional debt securities so issued under the indenture are collectively referred to in this prospectus, while a single trustee is acting for all holders of these debt securities, as the “indenture securities.” The indenture also provides that there may be more than one trustee under the indenture, each with respect to one or more different series of indenture securities. See “—Trustee” for a discussion of the trustee’s responsibilities if there is more than one trustee under the indenture. At a time when two or more trustees are acting, each with respect to only certain series of debt securities, the term “indenture securities” as used in this prospectus will mean the one or more series with respect to which each respective trustee is acting. If there is more than one trustee under the indenture, the powers and trust obligations of each trustee as described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. The effect of the provisions contemplating that at a particular time there might be more than one trustee acting is that, in that event, those indenture securities (whether of one or more than one series) for which each trustee is acting would be treated as if issued under a separate indenture.

Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount from their principal amount. Special federal income tax, accounting and other considerations applicable to original issue discount securities will be described under a separate heading in the prospectus supplement relating to any original issue discount securities.

The indenture provides that in determining whether the holders of the requisite principal amount of indenture securities of a series then outstanding have given any request, demand, authorization, direction, notice, consent or waiver under the indenture or whether a quorum is present at a meeting of holders of indenture securities:

•

the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal of that security that would be due and payable as of the date of that determination upon acceleration of the maturity of the security;

•

the principal amount of an indenture security denominated in one or more foreign currencies or currency units will be deemed to be the U.S. dollar equivalent, determined on the date of original issuance of that indenture security, of the principal amount or, in the case of an original issue discount security, the U.S. dollar equivalent, on the date of original issuance of the original issue discount security, of the amount determined as provided in the immediately preceding bullet point; and

•	the principal amount that will be deemed outstanding of an indenture security issued as an indexed security whose terms provide that its principal amount payable at stated maturity may be more or less than principal face amount at original issuance will be deemed to be its principal face amount at original issuance (Section 101).

Denominations, Registration and Transfer

Debt securities of a series may be issuable solely as registered securities, solely as bearer securities or as both registered securities and bearer securities. The indenture also provides that debt securities of a series may be issuable in global form. Unless otherwise indicated in any related prospectus supplement, bearer securities will have interest coupons attached (Sections 201, 203).

Unless otherwise provided in the prospectus supplement:

•	registered securities denominated in U.S. dollars, other than registered securities issued in global form, will be issued in denominations of $1,000 and integral multiples of $1,000;

•	registered securities issued in global form may be issued in any denomination;

•	bearer securities denominated in U.S. dollars, other than bearer securities issued in global form, will be issued in denominations of $5,000; and

•	bearer securities issued in global form may be issued in any denomination (Section 302).

Registered securities of any series will be exchangeable for other registered securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. If provided in any related prospectus supplement, bearer securities, with all unmatured coupons, except as provided in the following sentence, and all matured coupons in default, of a particular series may be converted into registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer securities surrendered in a permitted exchange for registered securities during the period (1) on and from a regular record date and before the opening of business at the appropriate office or agency on the relevant interest payment date or (2) on and from a special record date and before the opening of business at the appropriate office or agency on the related proposed date for payment of defaulted interest, will be surrendered without the coupon relating to that interest payment date or proposed date for payment of interest. Interest to be paid on that interest payment date or proposed date of payment will not be payable in respect of the registered security issued in exchange for the bearer security. Instead, the interest will be payable only to the holder of the coupon when due in accordance with the terms of the indenture. Unless otherwise specified in any related prospectus supplement, bearer securities will not be issued in exchange for registered securities (Section 305).

Debt securities may be presented for exchange or conversion as provided above, and registered securities may be presented for registration of transfer, at the corporate trust office of the trustee or at the office of any transfer agent designated by UTC for this purpose with respect to any series of debt securities and referred to in any related prospectus supplement. Registered securities presented for registration of transfer must be presented with a duly executed form of transfer. Each registered security will specify the proper form of transfer. No service charge will be made for any transfer or exchange of the debt securities, but UTC may require payment of a sum to cover any tax or other governmental charge payable in connection with the transfer or exchange (Section 305). Any transfer, conversion or exchange will be effected if the trustee or transfer agent, as the case may be, is satisfied with the documents of title and identity of the person making the request. If a prospectus supplement refers to any transfer agents initially designated by UTC with respect to any series of debt securities in addition to the trustee, UTC may at any time rescind the designation of any of these transfer agents or approve a change in the location through which any of these transfer agents acts, except that:

•	if debt securities of a series are issuable solely as registered securities, UTC will be required to maintain a transfer agent in each place of payment for that series; and

•

if debt securities of a series may be issuable as both registered securities and as bearer securities, UTC will be required to maintain a transfer agent in a place of payment for that series located outside the United States, in addition to the trustee.

UTC may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002).

If debt securities of any series are redeemed in part, UTC will not be required to:

•

issue, register the transfer of, exchange or convert debt securities of any series during a period beginning at the opening of business 15 days before any debt securities of that series are selected to be redeemed and ending at the close of business on:

(a)	if debt securities of the series are issuable only as registered securities, the day of mailing of the relevant notice of redemption;

(b)	if debt securities of the series are issuable as bearer securities, the day of the first publication of the relevant notice of redemption; or

(c)	if debt securities of the series are also issuable as registered securities and there is no publication, the mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any portion of any registered security called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

•

exchange any bearer security called for redemption, except to exchange the bearer security for a registered security of that series and like tenor which is simultaneously surrendered for redemption (Section 305).

Payment, Paying Agents and Exchange Rate Agents

Unless otherwise provided in any related prospectus supplement, principal, premium, if any, and interest, if any, on bearer securities will be payable, subject to any applicable laws and regulations, at the offices of one or more paying agents outside the United States as UTC may designate from time to time (Section 1002). At the option of the holder, payment on bearer securities also may be made by transfer to an account maintained by the payee with a bank located outside the United States (Section 307). Unless otherwise provided in any related prospectus supplement, payment of interest on any bearer securities on or before maturity will be made only against surrender of the individual coupons for the interest installments as the coupons mature (Section 1001). Unless otherwise provided in any related prospectus supplement, no payment with respect to any bearer security will be made at any office or agency of UTC in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. However, payments of principal, premium, if any, and interest, if any, on bearer securities payable in dollars will be made at the office of UTC’s paying agent in The City of New York if, but only if, payment of the full amount of principal, premium, if any, and interest, if any, in dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions (Section 1002).

Unless otherwise provided in any related prospectus supplement, principal, premium, if any, and interest, if any, on registered securities will be payable at any office or agency to be maintained by UTC in The City of New York, except that at the option of UTC interest may be paid:

•	by check mailed to the address of the person entitled to the interest as that address appears in the security register; or

•	by wire transfer to an account maintained by the person entitled to the interest as specified in the security register (Sections 307 and 1002).

Unless otherwise provided in any related prospectus supplement, payment of any installments of interest on any registered security will be made to the person in whose name the registered security is registered at the close of business on the regular record date for interest (Section 307).

Any paying agent in the United States and any paying agent outside the United States initially designated by UTC for the debt securities will be named in any related prospectus supplement. UTC may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However:

•	if debt securities of a series are issuable only as registered securities, UTC will be required to maintain a paying agent in each place of payment for that series;

•	if debt securities of a series are also issuable as bearer securities, UTC will be required to maintain:

(a)	a paying agent in The City of New York for payments with respect to any registered securities of that series and for payments with respect to bearer securities of that series in the limited circumstances described above, but not otherwise; and

(b)	a paying agent in a place of payment located outside the United States where debt securities of that series and any coupons appertaining to the securities may be presented and surrendered for payment; and

•

if the debt securities of a series are listed on the Luxembourg Stock Exchange or any other stock exchange located outside the United States and that stock exchange so requires, UTC will maintain a paying agent in Luxembourg or any other required city located outside the United States, as the case may be, for the debt securities of that series (Section 1002).

Unless otherwise provided in any related prospectus supplement, UTC will maintain with respect to any series of debt securities denominated or payable in one or more foreign currencies, currency units or composite currencies one or more exchange rate agents to make the foreign exchange determinations as are or may be specified in this prospectus and the prospectus supplement (Sections 313 and 1002).

All moneys paid by UTC to the trustee or a paying agent for the payment of principal, premium, if any, or interest, if any, on any debt security which remains unclaimed at the end of two years after the principal, premium or interest becomes due and payable will be repaid to UTC, and the holder of the debt security or any related coupon will thereafter look only to UTC for payment of these amounts (Section 1003).

The Indenture Does Not Limit UTC’s Indebtedness, Prevent Dividends or Generally Prevent Highly Leveraged Transactions

The indenture does not

•	limit the amount of unsecured indebtedness which UTC or any subsidiary may incur; or

•	limit the payment of dividends by UTC or its acquisition of any of its equity securities.

When we say “subsidiary,” we mean any corporation of which at the time of determination UTC, directly and/or indirectly through one or more subsidiaries, owns more than 50% of the shares of voting stock (Section 101).

Except as may be included in a supplemental indenture covering a specific series of offered debt securities and described in the related prospectus supplement and except for the covenants described below under “—Liens,” “—Sales and Leasebacks” and “—Restriction on Merger and Sales of Assets,” there are no covenants or any other provisions which may afford holders of debt securities protection in the event of a highly leveraged transaction which may or may not result in a change of control of UTC.

Liens

So long as any debt securities are outstanding under the indenture:

•

UTC will not itself, and will not permit any wholly-owned domestic manufacturing subsidiary to, create, incur, issue or assume any debt secured by any lien on any principal property owned by UTC or any wholly-owned domestic manufacturing subsidiary; and

•

UTC will not itself, and will not permit any subsidiary to, create, incur, issue or assume any debt secured by any lien on any shares of stock or debt of any wholly-owned domestic manufacturing subsidiary.

When we say “wholly-owned domestic manufacturing subsidiary” we mean any subsidiary of which, at the time of determination, UTC directly and/or indirectly owns all of the outstanding capital stock (other than directors’ qualifying shares) and which, at the time of determination, is primarily engaged in manufacturing, except a subsidiary:

•	which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States; or

•

which is engaged primarily in the finance business including, without limitation, financing the operations of, or the purchase of products which are products of or incorporate products of, UTC and/or its subsidiaries; or

•	which is primarily engaged in ownership and development of real estate, construction of buildings, or related activities, or a combination of the foregoing (Section 101).

When we say “debt,” we mean notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (Section 1008).

When we say “liens,” we mean pledges, mortgages, liens, encumbrances and other security interests (Section 1008).

When we say “principal property,” we mean any manufacturing plant or warehouse, together with the land upon which it is erected and fixtures constituting a part of the manufacturing plant or warehouse, owned by UTC or any wholly-owned domestic manufacturing subsidiary and located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1% of consolidated net tangible assets, other than any manufacturing plant or warehouse or any portion of the manufacturing plant or warehouse or any fixture:

•	which is financed by industrial development bonds; or

•	which, in the opinion of the board of directors of UTC, is not of material importance to the total business conducted by UTC and its subsidiaries, taken as a whole (Section 101).

However, any of the actions described in the first two bullet points under “—Liens” above may be taken if

•	the indenture securities are equally and ratably secured; or

•

the aggregate principal amount of the secured debt then outstanding plus the attributable debt of UTC and its wholly-owned domestic manufacturing subsidiaries in respect of sale and leaseback transactions described below involving principal properties entered into after the date when UTC first issues securities pursuant to the indenture, other than transactions that are permitted as described in the second bullet point under “—Sales and Leasebacks,” would not exceed 10% of consolidated net tangible assets.

When we say “attributable debt,” we mean, as to any particular lease under which any person is at the time liable for a term of more than 12 months, at any date as of which the amount of attributable debt is to be determined, the total net amount of rent required to be paid by the person under the lease during the remaining term of the lease (excluding any subsequent renewal or other extension options held by the lessee and excluding amounts on account of maintenance and repairs, services, taxes and similar charges, and contingent rents), discounted from the respective due dates of the payments under the lease to the date of determination at the rate of 15% per annum, compounded monthly (Section 101).

When we say “consolidated net tangible assets,” we mean the total amount of assets (less applicable reserves and other properly deductible items) after deducting:

•

all current liabilities, excluding any current liabilities which are by their terms extendible or renewable at the option of the obligor on the liabilities to a time more than 12 months after the time as of which the amount of current liabilities is being computed; and

•

all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of UTC and its subsidiaries and computed in accordance with accounting principles generally accepted in the United States of America (Section 101).

This restriction on liens will not apply to debt secured by permitted liens. Therefore, for purposes of this restriction, debt secured by permitted liens will be excluded in computing secured debt. Permitted liens include:

•	liens existing as of the date when UTC first issued securities pursuant to the indenture;

•

liens existing on any property of or shares of stock or debt of any corporation at the time it became or becomes a wholly-owned domestic manufacturing subsidiary, or arising after that time (a) pursuant to contractual commitments entered into before the corporation became a wholly-owned domestic manufacturing subsidiary and (b) otherwise than in connection with the borrowing of money arranged after the corporation became a wholly-owned domestic manufacturing subsidiary;

•	liens on property (including shares of stock or debt of a wholly-owned domestic manufacturing subsidiary) existing at the time of acquisition and certain purchase money or similar liens;

•	liens to secure specified exploration, drilling, development, operation, construction, alteration, repair or improvement costs;

•	liens securing debt owing by a subsidiary to UTC or to a wholly- owned domestic manufacturing subsidiary;

•	liens in connection with legal proceedings or arising in the ordinary course of business and not in connection with the borrowing of money;

•	liens in connection with government contracts, including the assignment of moneys due or to become due on government contracts;

•	materialmen’s, carriers’, mechanics’, workmen’s, repairmen’s or other like liens which are not overdue or which are being contested in good faith in appropriate proceedings; and

•	extensions, substitutions, replacements or renewals of the foregoing.

In addition, production payments and other financial arrangements with regard to oil, gas and mineral properties are not deemed to involve liens securing debt (Section 1008).

Sales and Leasebacks

So long as any debt securities are outstanding under the indenture, UTC will not, and will not permit any wholly-owned domestic manufacturing subsidiary to, enter into any sale and leaseback transaction after the date when UTC first issued securities pursuant to the indenture, covering any principal property, which was or is owned or leased by UTC or a wholly-owned domestic manufacturing subsidiary and which has been or is to be sold or transferred more than 120 days after the completion of construction and commencement of full operation of that principal property.

However, a sale and leaseback transaction of this kind will not be prohibited if

•

attributable debt of UTC and its wholly-owned domestic manufacturing subsidiaries in respect of the sale and leaseback transaction and all other sale and leaseback transactions entered into after the date when UTC first issued securities pursuant to the indenture (other than sale and leaseback transactions that are permitted as described in the next bullet point), plus the aggregate principal amount of debt secured by liens on principal properties then outstanding (not otherwise permitted or excepted) without equally and ratably securing the indenture securities, would not exceed 10% of the consolidated net tangible assets;

•

an amount equal to the greater of the net proceeds of the sale or transfer or the fair market value of the principal property sold or transferred (as determined by UTC) is applied within 120 days to the voluntary retirement of the indenture securities or other indebtedness of UTC (other than indebtedness subordinated to the indenture securities) or indebtedness of a wholly-owned domestic manufacturing subsidiary, for money borrowed, maturing more than 12 months after the voluntary retirement;

•	the lease is for a temporary period not exceeding three years; or

•	the lease is with UTC or another wholly owned domestic manufacturing subsidiary (Section 1009).

Restriction on Merger and Sales of Assets

UTC may not consolidate with or merge into any other corporation, or convey, lease or transfer its properties and assets substantially as an entirety to any person, unless all four of the following conditions are satisfied:

•

immediately after the transaction, no event of default (or event which with notice or lapse of time, or both, would be an event of default) with respect to the indenture securities will have happened and be continuing;

•

the corporation formed by the consolidation or into which UTC is merged or the person which will have received the transfer or lease of UTC’s properties and assets will assume UTC’s obligation for the due and punctual payment of the principal, premium, if any, and interest (including all additional amounts, if any, payable as contemplated by Section 1010 of the indenture) on the indenture securities and the performance and observance of every covenant to be performed by UTC under the indenture, and will be organized under the laws of the United States of America, one of the States thereof or the District of Columbia;

•

if any principal property of UTC or of any wholly-owned domestic manufacturing subsidiary, or any shares of stock or debt of any wholly-owned domestic manufacturing subsidiary, would become subject to any lien, the indenture securities outstanding will be secured, as to that principal property, equally and ratably with or prior to, the debt which upon the transaction would become secured by the lien unless UTC or the wholly-owned domestic manufacturing subsidiary could create the lien under the indenture without equally and ratably securing the indenture securities; and

•	UTC has delivered to the trustee an officer’s certificate and opinion of counsel, each stating that the transaction complies with these conditions (Sections 801 and 803).

For the purpose of providing the equal and ratable security referred to in the preceding sentence, the outstanding principal amount of original issue discount securities and indexed securities will mean that amount which would at the time of providing the security be due and payable pursuant to Section 502 of the indenture and the terms of the original issue discount securities and indexed securities upon their acceleration, and the extent of the equal and ratable security will be adjusted, to the extent permitted by law, as and when this amount changes over time pursuant to the terms of such original issue discount securities and indexed securities (Sections 502 and 803). See “—Events of Default” for further information about acceleration of original issue discount securities and indexed securities.

In the event of any transaction other than a lease described in and complying with the four conditions listed in the immediately preceding paragraph, UTC would be discharged from all obligations and covenants under the indenture and the indenture securities, and could be dissolved and liquidated (Section 802).

Defeasance and Covenant Defeasance

The indenture provides that, if the provisions of Article Fourteen are made applicable without modification to the debt securities of or within any series and any related coupons pursuant to Section 301 of the indenture, UTC may elect either “defeasance” or “covenant defeasance” as described below:

•

“defeasance” means that UTC may elect to defease and be discharged from any and all obligations with respect to the debt securities and any related coupons, except for the obligation to pay additional amounts, if any, upon the occurrence of specified events of tax, assessment or governmental charge with respect to payments on the debt securities and the obligations to register the transfer or exchange of the debt securities and any related coupons, to replace temporary or mutilated, destroyed, lost or stolen debt securities and any related coupons, to maintain an office or agency in respect of the debt securities and any related coupons and to hold moneys for payment in trust;

•

“covenant defeasance” means that UTC may elect to be released from its obligations with respect to the debt securities and any related coupons that are described under “—Liens” and “—Sales and Leasebacks,” or, if provided pursuant to Section 301 of the indenture, its obligations with respect to any other covenant, and any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities and any related coupons.

To elect either defeasance or covenant defeasance, UTC must irrevocably deposit with the trustee or another qualifying trustee, in trust, an amount, which through the payment of principal and interest in accordance with the terms of the government obligations (as defined in the next paragraph) will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the debt securities and any related coupons, and any mandatory sinking fund or analogous payments on them, on the scheduled due dates for them. This amount must be deposited in the currency, currencies or currency unit in which the debt securities and any related coupons are then specified as payable at stated maturity, and/or government obligations applicable to the debt securities and any related coupons. This applicability will be determined on the basis of the currency or currency unit in which the debt securities are then specified as payable at stated maturity. If so specified in any related prospectus supplement, a trust of this kind may only be established if, among other things, UTC has delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of the debt securities and any related coupons will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after April 1, 1990.

Unless otherwise specified in any related prospectus supplement, “government obligations” means securities which are:

•	direct obligations of the government which issued the currency in which the debt securities are payable; or

•

obligations of a person controlled or supervised by and acting as an agency or instrumentality of the government which issued the currency in which the debt securities of the applicable series are payable, the payment of which is unconditionally guaranteed by that government, which, in either case, are full faith and credit obligations of that government payable in that currency and are not callable or redeemable at the option of the issuer of the obligations and will also include specified depository receipts issued by a bank or trust company as custodian with respect to any government obligation of this kind (Section 101 and Article Fourteen).

Unless otherwise provided in any related prospectus supplement, if, after UTC has deposited funds and/or government obligations to effect defeasance with respect to any debt securities:

•

the holder of a debt security is entitled to, and does, elect pursuant to the terms of the debt security to receive payment in a currency or currency unit other than that in which the deposit has been made in respect of the debt security; or

•	the currency or currency unit in which the deposit has been made in respect of the debt security ceases to be used by its government of issuance;

then the indebtedness represented by the debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal, premium, if any, and interest, if any, on the debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of the debt security into the currency or currency unit in which the debt security becomes payable as a result of the holder’s election or the government’s cessation of usage based on the applicable market exchange rate (as defined in the prospectus supplement relating to the debt security) for that currency or currency unit in effect on the second business day prior to each payment date. If the holder elected to receive payment in a currency other than the currency deposited in trust as described in the first bullet point of this paragraph, the currency deposited in trust will be converted from time to time. However, if there is a cessation of usage of the currency or currency unit by its government of issuance which results in current exchange rates no longer being available, the conversion will be based on the applicable market exchange rate for the currency or currency unit (as nearly as possible) in effect at the time of cessation (Section 1405). Unless otherwise provided in any related prospectus supplement, all payments of principal, premium, if any, and interest, if any, on any debt security that is payable in a foreign currency or currency unit that ceases to be used by its government of issuance will be made in U.S. dollars (Section 312).

If UTC effects covenant defeasance with respect to any debt securities and any related coupons and the debt securities and any related coupons are declared due and payable because of the occurrence of any event of default other than the event of default described in the third bullet point under “—Events of Default” with respect to Sections 1008 and 1009 of the indenture (which sections would no longer be applicable to the debt securities or any related coupons) or described in the third or fifth bullet point under “—Events of Default” with respect to any other covenant with respect to which there has been defeasance, the amount of cash and the amounts of principal and interest payable on the government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities and any related coupons at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities and any related coupons at the time of the acceleration resulting from the event of default. However, UTC would remain liable to make payment of the amounts due at the time of acceleration.

The prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series and any related coupons.

Modification and Waiver

Modifications and amendments of the indenture may be made by UTC and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of outstanding indenture securities which are affected by the modification or amendment. However, the consent of the holder of each indenture security affected by the modification or amendment is required for any modification or amendment that would, among other things:

•

change the stated maturity of principal of, or any installment of interest or premium, if any, on, or change the obligation of UTC to pay any additional amounts as contemplated by Section 1010 of the indenture on, any security;

•

reduce the principal amount of, or the rate of interest on, or any premium payable on redemption of, any security, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity of the original issue discount security or would be provable in bankruptcy;

•	change the place of payment where, or the coin, currency, currencies, currency unit or composite currency in which payment of principal, premium, if any, or interest on any security is payable;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any security;

•	reduce the above stated percentage of holders of indenture securities necessary to modify or amend the indenture or to consent to any waiver under the indenture; or

•	modify the foregoing requirements (Section 902).

The holders of at least a majority in aggregate principal amount of outstanding indenture securities may, on behalf of all holders of outstanding indenture securities, waive compliance by UTC with the restrictions described in this prospectus under “—Liens” and “—Sales and Leasebacks” and some of the restrictions described under “—Restriction on Merger and Sales of Assets” and compliance with specified other covenants of UTC contained in the indenture (Section 1011).

The indenture contains provisions for convening meetings of the holders of indenture securities of a series if indenture securities of that series are issuable as bearer securities (Section 1501). A meeting may be called at any time by the trustee, and also, upon request, by UTC or the holders of at least 10% in principal amount of the indenture securities of that series outstanding. If a meeting is called, notice must be given as provided in the indenture (Section 1502). Except for any consent which must be given by the holder of each indenture security affected by a modification or amendment of the indenture, as described above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the indenture securities of that series; provided, however, that any resolution with respect to any consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the indenture securities of a series may be adopted at a meeting or adjourned meeting at which a quorum is present only by the affirmative vote of that specified percentage in principal amount of the indenture securities of that series; and provided further that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority in principal amount of indenture securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of that specified percentage in principal amount of the indenture securities of that series. Any resolution passed or decision taken at any meeting of holders of indenture securities of any series duly held in accordance with the indenture will be binding on all holders of indenture securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the indenture securities of a series. However, if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the indenture securities of a series, the persons holding or representing that specified percentage in principal amount of the indenture securities of the series will constitute a quorum (Section 1504).

Events of Default

The indenture defines an “event of default” with respect to any series of indenture securities as being any one of the following events:

•	default in the payment of any interest upon any indenture security of the series and any related coupon when due, continued for 30 days;

•	default in the payment of the principal of, or premium, if any, on an indenture security of the series at its maturity;

•

default in the performance of any other covenant of UTC in the indenture, continued for 60 days after written notice as provided in the indenture, other than a covenant included in the indenture solely for the benefit of series of indenture securities other than the series in question or a covenant default the performance of which would be covered by the fifth bullet point below;

•	specified events in bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to indenture securities of the series.

No event of default provided with respect to a particular series of indenture securities, except as to events described in the third and fourth bullet points above, necessarily constitutes an event of default with respect to any other series of indenture securities (Section 501).

If an event of default described in the first, second or fifth bullet point above with respect to indenture securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding indenture securities of that series may declare the principal amount of all of the indenture securities of that series to be due and payable immediately, or, if the indenture securities of that series are original issue discount securities or indexed securities, the trustee or the same minimum number of holders may declare the portion of the principal amount that is specified in the terms of that series to be due and payable immediately. If an event of default described in the third or fourth bullet point above occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of all the indenture securities then outstanding may declare the principal amount of all of the outstanding indenture securities to be due and payable immediately, or, if any indenture securities are original issue discount securities or indexed securities, the trustee or the same minimum number of holders may declare the portion of the principal amount that is specified in the terms of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to outstanding indenture securities of a series (or of all outstanding indenture securities, as the case may be) has been made, but before a judgment or decree for payment of the money has been obtained by the trustee as provided in the indenture, the holders of a majority in principal amount of outstanding indenture securities of that series or of all outstanding indenture securities, as the case may be, may, subject to specified conditions, rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal or specified portion of accelerated principal, with respect to outstanding indenture securities of the series or of all outstanding indenture securities, as the case may be, have been cured or waived as provided in the indenture (Section 502). The indenture also provides that the holders of not less than a majority in principal amount of the outstanding indenture securities of a series or of all outstanding indenture securities, as the case may be, may, subject to specified limitations, waive any past default and its consequences (Section 513). The prospectus supplement relating to any series of debt securities which are original issue discount securities or indexed securities will describe the particular provisions relating to acceleration of a portion of the principal amount of the original issue discount securities or indexed securities upon the occurrence and continuation of an event of default.

In case an event of default with respect to the indenture securities of a series has occurred and is continuing, the trustee will be obligated to exercise those rights and powers vested in it by the indenture with respect to the series that a prudent person would exercise and to use the same degree of care and skill in their exercise as a prudent person would use under the circumstances in the conduct of his or her own affairs (Section 601).

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee is under no obligation to exercise any of the rights or powers under the indenture at the request, order or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity (Section 603). Subject to these provisions for the indemnification of the trustee and specified limitations contained in the indenture, the holders of a majority in principal amount of the outstanding indenture securities of a series or of all outstanding indenture securities, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee (Section 512).

UTC will be required to furnish to the trustee annually a statement as to the fulfillment by UTC of all of its obligations under the indenture (Section 1004).

Governing Law

The indenture and the debt securities will be governed and construed in accordance with the law of the State of New York.

Trustee

The trustee may resign or be removed with respect to one or more series of indenture securities and a successor trustee may be appointed to act with respect to the series (Section 610). If two or more persons are acting as trustee with respect to different series of indenture securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee (Section 611), and any action described in this prospectus to be taken by the “trustee” may then be taken by each trustee with respect to, and only with respect to, the one or more series of indenture securities for which it is trustee.

Listing

Unless otherwise provided in any related prospectus supplement or any pricing supplement to the prospectus supplement, the debt securities will not be listed on any securities exchange.

DESCRIPTION OF DEBT WARRANTS

UTC may issue warrants for the purchase of debt securities. Debt warrants may be issued separately or together with debt securities, currency warrants (which are described under “Description of Currency Warrants”) or stock-index warrants (which are described under “Description of Stock-Index Warrants”).

We will issue any series of debt warrants under a separate debt warrant agreement to be entered into between UTC and one or more banks or trust companies, as debt warrant agent, all as will be set forth in the prospectus supplement relating to that series. A form of debt warrant agreement, including a form of debt warrant certificate representing the debt warrants, is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain a copy of the form of debt warrant agreement.

The following description of the debt warrant agreements and the debt warrant certificates and summaries of some provisions of the debt warrant agreements and the debt warrant certificates do not describe every aspect of the debt warrants and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable debt warrant agreements and the debt warrant certificates, including definitions of terms used in the debt warrant agreements and not otherwise defined in this prospectus. For example, in this section we use some terms that have been given special meaning in the debt warrant agreements. We also include references in parentheses to some sections of the debt warrant agreements. Whenever we refer to particular sections or defined terms of the debt warrant agreements in this prospectus or in any related prospectus supplement, those sections or defined terms are incorporated by reference in this prospectus or in the related prospectus supplement.

Terms of the Debt Warrants To Be Described in the Prospectus Supplement

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement. This description will include:

•	the initial offering price;

•	the currency or currency unit in which the price for the debt warrants is payable;

•	the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•

the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

•	the date on which the right to exercise the debt warrants will commence and the date on which this right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

•	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered; and

•	any other terms of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement (Section 3.01). Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indenture (Section 4.01).

Exercise of Debt Warrants

Unless otherwise provided in the related prospectus supplement, each debt warrant will entitle the holder of debt warrants to purchase for cash the principal amount of debt securities at the exercise price that will in each case be set forth in, or be determinable as set forth in, the related prospectus supplement (Sections 2.01 and 2.03). Debt warrants may be exercised at any time up to the close of business on the expiration date specified in the prospectus supplement relating to the debt warrants. After the close of business on the expiration date or any later date to which the expiration date may be extended by UTC, unexercised debt warrants will become void (Section 2.02).

Debt warrants may be exercised as set forth in the prospectus supplement relating to the debt warrants. Upon receipt of payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement, UTC will, as soon as practicable, forward the debt securities purchasable upon exercise of the debt warrants to the person entitled to them. If fewer than all of the debt warrants represented by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants (Section 2.03).

If you hold your interest in a debt warrant indirectly, you should check with the institution through which you hold your interest in the debt warrant to determine how these provisions will apply to you. See “Legal Ownership” for a general description of the procedures and rights applicable to indirect owners of debt warrants.

Modifications

The debt warrant agreement may be amended by UTC and the debt warrant agent, without the consent of the holder of any debt warrant certificate, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained in the debt warrant agreement, or making any provisions in regard to matters or questions arising under the debt warrant agreement that UTC may deem necessary or desirable; provided that the amendment may not adversely affect the interest of the holders of debt warrant certificates in any material respect (Section 6.03). UTC and the debt warrant agent also may modify or amend the debt warrant agreement and the terms of the debt warrants, with the consent of the owners of not less than a majority in number of the then outstanding unexercised debt warrants affected. However, any modification or amendment that increases the exercise price, shortens the period of time during which the debt warrants may be exercised or otherwise materially and adversely affects the exercise rights of the owners of the debt warrants or reduces the number of debt warrants the consent of whose owners is required for modification or amendment of the debt warrant agreement or the terms of the debt warrants may be made only with the consent of the owners affected by the modification or amendment.

Merger, Consolidation, Sale or Other Dispositions

Under the debt warrant agreement, UTC may, to the extent permitted in the indenture, consolidate with, or sell or convey all or substantially all of its assets to, or merge with or into, any other corporation. If at any time there is a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of UTC, the successor or assuming corporation will succeed to and be substituted for UTC, with the same effect as if it had been named in the debt warrant agreement and in the debt warrants as UTC. UTC will then be relieved of any further obligation under the debt warrant agreement or under the debt warrants (Sections 6.01 and 6.02).

Enforceability of Rights; Governing Law

The debt warrant agent will act solely as an agent of UTC in connection with the issuance and exercise of debt warrants and will not assume any obligation or relationship of agency or trust for or with any holder of a debt warrant certificate or any owner of a beneficial interest in debt warrants (Section 5.02). The holders of debt warrant certificates, without the consent of the debt warrant agent, the trustee, the holder of any debt securities issued upon exercise of debt warrants or the holder of any other debt warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against UTC suitable to enforce, or otherwise in respect of, their rights to exercise debt warrants evidenced by their debt warrant certificates (Section 4.02). Except as may otherwise be provided in the related prospectus supplement, each issue of debt warrants and the applicable debt warrant agreement will be governed by and construed in accordance with the law of the State of New York (Section 6.07).

DESCRIPTION OF CURRENCY WARRANTS

UTC may issue warrants to receive from UTC the cash value in U.S. dollars of the right to purchase or to sell the foreign currencies or units of two or more foreign currencies that will be designated by UTC at the time of offering. Currency warrants may be issued:

•

in the form of currency put warrants, entitling their owners to receive from UTC the currency warrant cash settlement value (as defined under “Terms of the Currency Warrants to Be Described in the Prospectus Supplement” below) in U.S. dollars of the right to sell a specified foreign base currency or currency unit or units for a specified amount of U.S. dollars;

•

in the form of currency call warrants, entitling their owners to receive from UTC the currency warrant cash settlement value in U.S. dollars of the right to purchase a specified amount of a base currency for a specified amount of U.S. dollars; or

•	in any other form that is specified in the related prospectus supplement.

Currency warrants may be issued separately or together with debt securities, debt warrants or stock-index warrants.

A currency warrant will be settled only in U.S. dollars and accordingly will not require or entitle an owner to sell, deliver, purchase or take delivery of any other currency or currency unit.

We will issue any series of currency warrants under a separate currency warrant agreement to be entered into between UTC and one or more banks or trust companies, as currency warrant agents, all as will be described in the prospectus supplement relating to that series. A form of currency warrant agreement, including a form of currency warrant certificate representing the currency warrants, is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain a copy of the form of currency warrant agreement.

The following description of the currency warrant agreements and the currency warrant certificates and summaries of some provisions of the currency warrant agreements and the currency warrant certificates do not describe every aspect of the currency warrants and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable currency warrant agreements and the currency warrant certificates, including definitions of terms used in the currency warrant agreements and not otherwise defined in this prospectus. For example, in this section we use some terms that have been given special meaning in the currency warrant agreements. We also include references in parentheses to some sections of the currency warrant agreements. Whenever we refer to particular sections or defined terms of the currency warrant agreements in this prospectus or in any related prospectus supplement, those sections or defined terms are incorporated by reference in this prospectus or in the related prospectus supplement.

Terms of the Currency Warrants To Be Described in the Prospectus Supplement

The particular terms of each issue of currency warrants, the currency warrant agreement relating to the currency warrants and the currency warrant certificates representing the currency warrants will be described in the applicable prospectus supplement. This description will include:

•	the aggregate amount of the currency warrants;

•	the initial offering price;

•	whether the currency warrants shall be currency put warrants, currency call warrants, or otherwise;

•	the formula for determining the currency warrant cash settlement value, if applicable, of each currency warrant;

•	the procedures and conditions relating to the exercise of the currency warrants;

•	the circumstances which will cause the currency warrants to be deemed to be automatically exercised;

•	any minimum number of currency warrants which must be exercised at any one time, other than upon automatic exercise;

•	the date on which the right to exercise the currency warrants will commence and the date on which the right will expire;

•	the identity of the currency warrant agent;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the currency warrants; and

•	any other terms of the currency warrants.

If the currency warrants are to be offered either in the form of currency put warrants or currency call warrants, an owner will receive a cash payment upon exercise only if the currency warrants have a cash settlement value in excess of zero at that time. The spot exchange rate of the applicable base currency, as compared to the U.S. dollar upon exercise, will determine, together with the strike price, whether the currency warrants have a cash settlement value on any given day prior to their expiration. The strike price for a currency warrant will be the amount of the base currency that the holder has the right to sell, in the case of a currency put warrant, or purchase, in the case of a currency call warrant, in exchange for one U.S. dollar. The currency warrants are expected to be “out-of-the-money” (i.e., the cash settlement value will be zero) when initially sold and will be “in-the-money” (i.e., their cash settlement value will exceed zero) if, in the case of currency put warrants, the base currency depreciates against the U.S. dollar to the extent that one U.S. dollar is worth more than the strike price or, in the case of currency call warrants, the base currency appreciates against the U.S. dollar to the extent that one U.S. dollar is worth less than the strike price.

The “exercise date” of the currency warrants will be defined in the applicable prospectus supplement. “Cash settlement value” on an exercise date of currency put warrants is an amount which is the greater of:

•	zero; and

•	an amount calculated as follows:

constant – (constant x strike price)

spot rate.

The cash settlement value on an exercise date of currency call warrants is an amount which is the greater of:

•	zero; and

•	an amount calculated as follows:

(constant x strike price) – constant.

spot rate

The constant will be a specified fixed amount, for example, 50. The spot rate means the spot exchange rate of the base currency for U.S. dollars on the exercise date.

Book-Entry Procedures and Settlement

Except as may otherwise be provided in the related prospectus supplement, each issue of currency warrants will be issued in book-entry form and represented by a single global currency warrant certificate, registered in the name of a depositary or its nominees. The cash settlement value on exercise of a currency warrant will be paid by the currency warrant agent to the depositary or to a depositary participant. See “Legal Ownership” for a further description of book-entry issuance and other important matters relating to the currency warrants.

Exercise of Currency Warrants

Unless otherwise provided in the related prospectus supplement, each currency warrant will entitle the beneficial owner to the cash settlement value of the currency warrant on the applicable exercise date, in each case as these terms will further be defined in the related prospectus supplement (Section 2.02). If not exercised prior to 3:00 p.m., New York City time, on the fifth business day preceding the expiration date, currency warrants will be deemed automatically exercised on the expiration date (Section 2.03). Currency warrants may also be deemed to be automatically exercised if they are delisted. Procedures for exercise of the currency warrants will be set out in the related prospectus supplement. In addition, if you hold your interest in a currency warrant indirectly, either because it has been issued in global form or because you otherwise hold it in street name, you should check with the institution through which you hold your interest in the currency warrant to determine how these provisions will apply to you. See “Legal Ownership” for a general description of the procedures and rights that may be applicable to indirect owners of currency warrants.

Listing

Unless otherwise provided in any related prospectus supplement, each issue of currency warrants will be listed on a national securities exchange as specified in that prospectus supplement, subject only to official notice of issuance, as a precondition to the sale of any of the currency warrants. If the currency warrants are delisted from, or permanently suspended from trading on, that exchange, and, at or before the delisting or suspension, the currency warrants have not been listed on another national securities exchange, currency warrants not previously exercised will be deemed automatically exercised on the date the delisting or permanent trading suspension becomes effective (Section 2.03). The cash settlement value to be paid if the currency warrants are thus deemed automatically exercised will be as described in the related prospectus supplement. UTC will notify holders of currency warrants as soon as practicable of the delisting or permanent trading suspension. The applicable currency warrant agreement will contain a covenant of UTC not to seek delisting of the currency warrants from, or permanent suspension of their trading on, the exchange on which they are listed (Section 2.04).

Modifications

The currency warrant agreement and the terms of the currency warrants may be amended by UTC and the currency warrant agent, without the consent of the beneficial owners or the registered holder, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained in the currency warrant agreement and the terms of the currency warrants, or in any other manner which UTC may deem necessary or desirable and which will not adversely affect the interests of the beneficial owners (Section 6.01).

UTC and the currency warrant agent also may modify or amend the currency warrant agreement and the terms of the currency warrants with the consent of the owners of not less than a majority in number of the then outstanding unexercised currency warrants affected, provided that no modification or amendment that increases the strike price in the case of a currency put warrant, decreases the strike price in the case of a currency call warrant, shortens the period of time during which the currency warrants may be exercised or otherwise materially and adversely affects the exercise rights of the owners of the currency warrants or reduces the number of outstanding currency warrants the consent of whose owners is required for modification or amendment of the currency warrant agreement or the terms of the currency warrants may be made without the consent of the owners affected by the modification or amendment (Section 6.01).

Merger, Consolidation, Sale or Other Dispositions

If at any time there is a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of UTC, then the successor or assuming corporation will succeed to and be substituted for UTC, with the same effect as if it had been named in the currency warrant agreement and in the currency warrants as UTC. UTC will then be relieved of any further obligation under the currency warrant agreement or under the currency warrants, and UTC as the predecessor corporation may then or at any later time be dissolved, wound up or liquidated (Section 3.02).

Enforceability of Rights by Owners; Governing Law

The currency warrant agent will act solely as an agent of UTC in connection with the issuance and exercise of currency warrants and will not assume any obligation or relationship of agency or trust for or with any owner of a beneficial interest in currency warrants or with the registered holder of the currency warrants (Section 5.02). The currency warrant agent will have no duty or responsibility in case of any default by UTC in the performance of its obligations under the currency warrant agreement or currency warrant certificate including, without limitation, any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon UTC (Section 5.02). Owners may, without the consent of the currency warrant agent, enforce by appropriate legal action, on their own behalf, their right to exercise, and to receive payment for, their currency warrants (Section 3.01). Except as may otherwise be provided in the applicable prospectus supplement, each issue of currency warrants and the applicable currency warrant agreement will be governed by and construed in accordance with the law of the State of New York (Section 6.05).

DESCRIPTION OF STOCK-INDEX WARRANTS

UTC may issue warrants entitling the owners of the warrants to receive, upon exercise, an amount in cash determined by reference to decreases or increases in the level of a specified stock index which may be based on one or more U.S. or foreign stocks or a combination of U.S. or foreign stocks. Stock-index warrants may be issued:

•

in the form of stock-index put warrants, entitling their owners to receive from UTC the stock-index cash settlement value in cash in U.S. dollars, which amount will be determined by reference to the amount, if any, by which the exercise price exceeds the index value at the time of exercise; and

•

in the form of stock-index call warrants, entitling their owners to receive from UTC the stock-index cash settlement value in cash in U.S. dollars, which amount will be determined by reference to the amount, if any, by which the index value at the time of exercise exceeds the exercise price.

The “stock-index cash settlement value,” the “exercise price” and the “index value” will be defined in the applicable prospectus supplement. Stock-index warrants may be issued separately or together with debt securities, debt warrants or currency warrants.

The prospectus supplement related to a particular series of stock-index warrants will set forth the formula by which the stock-index cash settlement value will be determined, including any multipliers, if applicable. In addition, if so specified in the related prospectus supplement, following the occurrence of a market disruption event (as defined in that prospectus supplement), the stock-index cash settlement value may be determined on a different basis than upon normal exercise of a stock-index warrant. Unless otherwise indicated in the related prospectus supplement, a stock-index warrant will be settled only in cash in U.S.

dollars, which is the only permissible method of settlement under exchange rules currently approved by the SEC. Accordingly, a stock-index warrant will not require or entitle an owner to sell, deliver, purchase or take delivery of any shares of any underlying stock or any other securities. The owners will not be entitled to any of the rights of the holders of any underlying stock.

We will issue any series of stock-index warrants under a separate stock-index warrant agreement to be entered into between UTC and one or more banks or trust companies, as stock-index warrant agents, all as will be described in the prospectus supplement relating to that series. A form of stock-index warrant agreement, including a form of stock-index warrant certificate, is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain a copy of the form of stock-index warrant agreement.

The following description of the stock-index warrant agreements and the stock-index warrant certificates and summaries of some provisions of the stock-index warrants and the stock-index warrant certificates do not describe every aspect of the stock-index warrants and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable stock-index warrant agreements and the stock-index warrant certificates, including definitions of terms used in the stock-index warrant agreements and not otherwise defined in this prospectus. For example, in this section we use some terms that have been given special meaning in the stock-index warrant agreements. We also include references in parentheses to some sections of the stock-index warrant agreements. Whenever we refer to particular sections or defined terms of the stock-index warrant agreements in this prospectus or in any related prospectus supplement, those sections or defined terms are incorporated by reference in this prospectus or in the related prospectus supplement.

Terms of the Stock-Index Warrants To Be Described in the Prospectus Supplement

The particular terms of each issue of stock-index warrants, the stock-index warrant agreement relating to the stock-index warrants and the stock-index warrant certificate representing the stock-index warrants will be described in the applicable prospectus supplement. This description will include:

•	the aggregate amount of the stock-index warrants;

•	the initial offering price of the stock-index warrants;

•

the stock index for the stock-index warrants, which may be based on one or more U.S. or foreign stocks or a combination of U.S. or foreign stocks and may be a preexisting U.S. or foreign stock index compiled and published by a third party or an index based on one or more underlying stock or stocks selected by UTC solely in connection with the issuance of the stock-index warrants, and specified information regarding the stock index and the underlying stock or stocks;

•	whether the stock-index warrants are puts, calls or otherwise;

•	the date on which the right to exercise the stock-index warrants commences and the date on which this right expires;

•	the manner in which the stock-index warrants may be exercised;

•	the minimum number, if any, of the stock-index warrants exercisable at any one time;

•	the maximum number, if any, of the stock-index warrants that may, subject to UTC’s election, be exercised by all owners (or by any person or entity) on any day;

•	any provisions for the automatic exercise of the stock-index warrants other than at expiration;

•

the method of providing for a substitute index or otherwise determining the amount payable in connection with the exercise of the stock-index warrants if the stock index changes or ceases to be made available by its publisher, which determination will be made by an independent expert;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the stock-index warrants;

•	any provisions permitting an owner to condition an exercise notice on the absence of specified changes in the index value after the exercise date; and

•	any other terms of the stock-index warrants.

Book-Entry Procedures and Settlement

Except as may otherwise be provided in the related prospectus supplement, each issue of stock-index warrants will be issued in book- entry form and represented by a single global stock-index warrant certificate, registered in the name of a depositary or its nominees. The stock-index cash settlement value will be paid by the stock-index warrant agent to the depositary or to a depositary participant. See “Legal Ownership” for a further description of book-entry issuance and other important matters relating to the stock-index warrants.

Exercise of Stock-Index Warrants

Unless otherwise provided in the related prospectus supplement, each stock-index warrant will entitle the owner to the stock-index cash settlement value of the stock-index warrant on the applicable valuation date, in each case as these terms will further be defined in the related prospectus supplement (Section 2.02). If not exercised prior to 3:00 p.m., New York City time, on the stock-index warrant expiration date, stock-index warrants will be deemed automatically exercised on the stock-index warrant expiration date (Section 2.03). Procedures for exercise of the stock-index warrants will be described in the related prospectus supplement. In addition, if you hold your interest in a stock-index warrant indirectly, either because it has been issued in global form or because you otherwise hold it in street name, you should check with the institution through which you hold your interest in the stock-index warrant to determine how these provisions will apply to you. See “Legal Ownership” for a general description of the procedures and rights applicable to indirect holders of stock-index warrants.

Listing

Unless otherwise provided in any related prospectus supplement, each issue of stock-index warrants will be listed on a national securities exchange, as specified in that prospectus supplement, subject only to official notice of issuance, as a pre-condition to the sale of any of the stock-index warrants. It may be necessary in certain circumstances for that national securities exchange to obtain the approval of the SEC in connection with any listing of the stock-index warrants. If the stock-index warrants are delisted from, or permanently suspended from trading on, the exchange, and, at or before the delisting or suspension, the stock-index warrants have not been listed on another national securities exchange, stock-index warrants not previously exercised will be deemed automatically exercised on the date the delisting or permanent trading suspension becomes effective (Section 2.03). The stock-index cash settlement value to be paid if the stock-index warrants are then deemed automatically exercised will be described in the related prospectus supplement. UTC will notify holders of stock-index warrants as soon as practicable of the delisting or permanent trading suspension. The applicable stock-index warrant agreement will contain a covenant of UTC not to seek delisting of the stock-index warrants from, or permanent suspension of their trading on the exchange on which they are listed (Section 2.05).

Modifications

The stock-index warrant agreement and the terms of the stock-index warrants may be amended by UTC and the stock-index warrant agent, without the consent of the beneficial owners or the registered holder, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained in the stock-index warrant agreement and the terms of the stock-index warrants, or in any other manner which UTC may deem necessary or desirable and which will not adversely affect the interests of the owners (Section 6.01).

UTC and the stock-index warrant agent also may modify or amend the stock-index warrant agreement and the terms of the stock-index warrants, with the consent of the owners of not less than a majority in number of the then outstanding unexercised stock-index warrants affected, provided that no such modification or amendment that increases the exercise price in the case of a stock-index call warrant, decreases the exercise price in the case of a stock-index put warrant, shortens the period of time during which the stock-index warrants may be exercised or otherwise materially and adversely affects the exercise rights of the owners of the stock-index warrants or reduces the number of outstanding stock-index warrants the consent of whose owners is required for modification or amendment of the stock-index warrant agreement or the terms of the stock-index warrants may be made without the consent of the owners affected by the modification or amendment (Section 6.01).

Merger, Consolidation, Sale or Other Dispositions

If at any time there is a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of UTC, then the successor or assuming corporation will succeed to and be substituted for UTC, with the same effect as if it had been named in the stock-index warrant agreement and in the stock-index warrants as UTC. UTC will then be relieved of any further obligation under the stock-index warrant agreement or under the stock-index warrants, and UTC as the predecessor corporation may then or at any later time be dissolved, wound up or liquidated (Section 3.02).

Enforceability of Rights by Owners; Governing Law

The stock-index warrant agent will act solely as an agent of UTC in connection with the issuance and exercise of stock-index warrants and will not assume any obligation or relationship of agency or trust for or with any owner of a beneficial interest in stock-index warrants or with the registered holder of the stock-index warrants (Section 5.02). The stock-index warrant agent will have no duty or responsibility in case of any default by UTC in the performance of its obligations under the stock-index warrant agreement or stock-index warrant certificate including, without limitation, any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon UTC (Section 5.02). Owners may, without the consent of the stock-index warrant agent, enforce by appropriate legal action, on their own behalf, their right to exercise, and to receive payment for, their stock-index warrants (Section 3.01). Except as may otherwise be provided in the applicable prospectus supplement, each issue of stock-index warrants and the applicable stock-index warrant agreement will be governed by and construed in accordance with the law of the State of New York (Section 6.05).

DESCRIPTION OF CAPITAL STOCK

UTC’s authorized capital stock consists of 4,000,000,000 shares of common stock, par value $1.00 per share, and 250,000,000 shares of preferred stock, par value $1.00 per share. The following briefly summarizes the material terms of UTC’s common stock, outstanding preferred stock, restated certificate of incorporation and restated bylaws. These summaries do not describe every aspect of these securities and documents and are subject, and are qualified in their entirety by reference, to all the provisions of the restated certificate of incorporation and restated bylaws. Our restated

certificate of incorporation is an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006 and our amended and restated bylaws are an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. See “Where You Can Find More Information” for information on how to obtain a copy of these documents.

Common Stock

UTC’s common stock is listed on the New York Stock Exchange under the symbol “UTX.” As of June 30, 2007, UTC had 991,783,733 shares of common stock outstanding, all of which are fully paid and nonassessable.

Common stockholders are entitled to one vote for each share held on all matters submitted to a vote of stockholders. For the purpose of electing directors, common stockholders have cumulative voting rights. This means that each common stockholder has a number of votes equal to the number of shares of common stock held by that stockholder multiplied by the number of directors to be elected. A common stockholder may cast all votes for a single director or may distribute them among two or more of the directors to be elected.

Common stockholders are entitled to share equally in the dividends, if any, that may be declared by the board of directors out of funds that are legally available to pay dividends, but only after payment of any dividends required to be paid on outstanding preferred stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of UTC, the common stockholders will be entitled to share ratably in all assets of UTC remaining after we pay:

•	all of our debts and other liabilities and

•	any amounts we may owe to the holders of our preferred stock.

Common stockholders do not have any preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of common stockholders are subject to the rights of the shareholders of any series of preferred stock that we have designated and issued or that we may designate and issue in the future.

Delaware law and our bylaws permit us to issue uncertificated shares of common stock. However, holders of uncertificated shares of our common stock may request certificates representing their ownership of common stock.

Preferred Stock

As noted above, the rights, preferences and privileges of common stockholders may be affected by the rights, preferences and privileges granted to holders of preferred stock. For this reason, you should be aware that UTC’s board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series, and to fix the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any additional series of preferred stock upon the rights of common stockholders until the board of directors determines the specific rights of the holders of that series. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of UTC without further action by the stockholders.

As of June 30, 2007, UTC had no shares of preferred stock outstanding.

Charter and Bylaw Provisions

At each annual meeting of stockholders, the entire board of directors is elected for a term of one year. UTC’s restated bylaws provide that the board of directors may, from time to time,

designate the number of directors. Vacancies on the board resulting from an increase in the number of directors may generally be filled by a vote of the majority of the directors then in office, even if less than a quorum.

UTC’s restated certificate of incorporation includes provisions eliminating the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Delaware law. The restated bylaws include provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law including under circumstances in which indemnification is otherwise discretionary, and permitting the board of directors to grant indemnification to employees and agents to the fullest extent permitted by Delaware law.

UTC’s restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election of directors, other than nominations made by or at the direction of UTC’s board of directors. In addition, special meetings of stockholders may be called only by the board of directors or the chief executive officer.

The restated certificate of incorporation contains a “fair price” provision, providing that certain business combinations with any interested stockholder or affiliate of an interested stockholder may not be consummated without the affirmative vote of at least 80% of the votes entitled to be cast by the holders of the then-outstanding shares of capital stock of UTC entitled to vote generally in the election of directors, voting as a single class. The term “interested stockholder,” as defined in the restated certificate of incorporation, generally means a person who owns at least 10% of the voting power of UTC’s voting stock.

The business combinations to which the fair price provision applies include:

•	a merger or consolidation;

•	the sale or other disposition of assets having a fair market value of $25,000,000 or more to an interested stockholder;

•	the issuance or transfer of securities having an aggregate fair market value of $25,000,000 or more by UTC or any subsidiary of UTC to an interested stockholder;

•	the adoption of a plan of liquidation or dissolution proposed by or on behalf of an interested stockholder; and

•	any reclassification of securities, recapitalization or other transaction which increases, directly or indirectly, the proportionate share holdings of an interested stockholder.

A significant purpose of the fair price provision is to deter a purchaser from using two-tiered pricing and similar unfair or discriminatory tactics in an attempt to acquire UTC. The affirmative vote of the holders of at least 80% of the voting power of voting stock of UTC is required to amend or repeal the fair price provision or adopt any provision inconsistent with it.

Under Delaware law, the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. As described above, the affirmative vote of the holders of at least 80% of the voting power of the voting stock of UTC is required to amend or repeal certain provisions of UTC’s restated certificate of incorporation.

Certain of the provisions of UTC’s restated certificate of incorporation and restated bylaws discussed above could discourage a proxy contest or the acquisition of control of a substantial block of our stock. These provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of UTC, even though an attempt to obtain control of UTC might be beneficial to UTC and its stockholders.

Change of Control

Section 203 of the Delaware General Corporation Law, under certain circumstances,

may make it more difficult for a person who is an “Interested Stockholder,” as defined in Section 203, to effect various business combinations with a corporation for a three-year period. Under Delaware law, a corporation’s certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. However, UTC’s restated certificate of incorporation and restated bylaws do not exclude us from these restrictions, and these restrictions apply to us.

PLAN OF DISTRIBUTION

UTC may sell the securities covered by this prospectus in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

UTC may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the related prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the related prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by UTC or borrowed from UTC or others to settle those sales or to close out any related open borrowings of stock and may use securities received from UTC in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the related prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part). Such underwriters may include, among others, Goldman, Sachs & Co. and Citigroup Global Markets Inc.

The accompanying prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to UTC and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If UTC uses underwriters in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to customary conditions. The underwriters will be obligated to purchase all of the offered securities if they purchase any of the offered securities.

UTC may sell the securities through agents from time to time. The related prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions UTC pays to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

UTC may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from UTC at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the related prospectus supplement, and the related prospectus supplement will set forth any commissions UTC pays for solicitation of these contracts.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, in connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters may over-allot and may bid for, and purchase, the securities in the open market.

Agents, underwriters and other third parties described above that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, as amended (Securities Act), and any discounts or commissions they receive from UTC and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. UTC may have agreements with the agents, underwriters and those other third parties to indemnify them against specified civil liabilities, including liabilities under the Securities Act or to contribute to payments they may be required to make in respect of those liabilities. Agents, underwriters and those other third parties may engage in transactions with or perform services for UTC in the ordinary course of their businesses.

VALIDITY OF THE SECURITIES

The validity of the securities described in this prospectus will be passed upon for UTC by Cleary Gottlieb Steen & Hamilton LLP, New York, New York and for any underwriters or agents, as the case may be, by Sullivan & Cromwell LLP, New York, New York.

INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of UTC for the three-month periods ended March 31, 2007 and 2006, and the three and six-month periods ended June 30, 2007 and 2006, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 20, 2007 and July 20, 2007, incorporated by reference in this prospectus, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied.

PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited financial information because neither of those reports is a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s

Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 for further information on the public reference room.

We maintain a web site at http://www.utc.com that contains information regarding our company, including copies of reports, proxy statements and other information we file with the SEC. Our web site, and the information contained on that site, or linked to that site, are not incorporated by reference into this prospectus and do not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering of the securities described in this prospectus.

•	Annual Report on Form 10-K for the year ended December 31, 2006.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Charles D. Gill

Senior Vice President and General Counsel

United Technologies Corporation

Hartford, Connecticut 06103

(860) 728-7000

You should rely only on the information incorporated by reference or provided in this prospectus or any related prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer to sell or seeking offers to buy these debt securities, warrants and common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any related prospectus supplement is accurate as of any date other than the date of the applicable document.

We have authorized only the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information, and you should not rely on any such different or additional information as having been authorized. We are not making an offer of these notes in any jurisdiction where the offer or sale of these notes is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates.

Prospectus Supplement

Prospectus

$1,250,000,000

4.500% Notes due 2020

$1,000,000,000

5.700% Notes due 2040

Prospectus Supplement

February 23, 2010

Joint Book-Running Managers (notes due 2020)

BofA Merrill Lynch

BNP PARIBAS

Citi

Deutsche Bank Securities

RBS

Joint Book-Running Managers (notes due 2040)

BofA Merrill Lynch

Citi

Goldman, Sachs & Co.

HSBC

J.P. Morgan

Joint Lead Co-Managers (notes due 2020)

HSBC

J.P. Morgan

Goldman, Sachs & Co.

Joint Lead Co-Managers (notes due 2040)

Banca IMI

BNP PARIBAS

BNY Mellon Capital Markets, LLC

Commerzbank Corporates & Markets

Daiwa Securities America Inc.

Deutsche Bank Securities

Mitsubishi UFJ Securities

Santander

SOCIETE GENERALE

The Williams Capital Group, L.P.

Senior Co-Managers (notes due 2040)

BMO Capital Markets

Itaú

RBS

Standard Chartered Bank